Exhibit 3.1

Statuten der Foster Wheeler AG mit Sitz in Baar	Articles of Association of Foster Wheeler AG domiciled in Baar

I. Firma, Sitz, Zweck und Dauer der Gesellschaft	I. Company Name, Domicile, Purpose and Duration of the Company

Art. 1 Firma und Sitz	Art. 1 Name and Domicile

Unter der Firma	Under the company name of

Foster Wheeler AG (Foster Wheeler Ltd.) (Foster Wheeler SA)	Foster Wheeler AG (Foster Wheeler Ltd.) (Foster Wheeler SA)

besteht eine Aktiengesellschaft gemäss den Bestimmungen des schweizerischen Obligationenrechts (OR) mit Sitz in Baar.	a corporation exists according to the provisions of the Swiss Code of Obligations (the “CO”) having its seat in Baar.

Art. 2 Zweck	Art. 2 Purpose

[1]Zweck der Gesellschaft ist der Erwerb, das Halten, das Verwalten, die Verwertung und der Verkauf, direkt oder indirekt, von Beteiligungen an Unternehmen in der Schweiz und im Ausland, insbesondere Unternehmen, die im Ingenieur- und Bauwesen, wie auch in Entwicklung, Konstruktion, Besitz und Betrieb von Kraftwerkseinrichtungen und Kraftwerken sowie in der Finanzierung dieser Aktivitäten tätig sind.	[1]The purpose of the Company is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad, including but not limited to businesses which are involved in engineering and construction services, the design, manufacture and ownership of power equipment and the ownership and operation of power production and power generation facilities as well as to provide financing for these purposes.

Statuten / Articles of Association – Foster Wheeler AG

[2]Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten, kann sich an Unternehmen im In- und Ausland beteiligen, kann Vertretungen übernehmen, alle Geschäfte eingehen und Verträge abschliessen sowie alles unternehmen, was den Gesellschaftszweck fördert oder direkt und indirekt in den Geschäftsbereich der Gesellschaft fällt. Die Gesellschaft kann Finanzierungen für eigene oder fremde Rechnung vornehmen, sowie Garantien und ähnliche Rechtsgeschäfte zu Gunsten von assoziierten Gesellschaften oder Drittparteien eingehen. Die Gesellschaft kann Grundstücke erwerben, halten, verwalten, belasten und veräussern wie auch Patente, Lizenzen und weiteres geistiges Eigentum erwerben, verwerten, belasten und verkaufen.	[2]The Company is empowered to open and maintain domestic and foreign branch offices and subsidiaries, to participate in other domestic or foreign enterprises, to take over agencies, to engage in business and to enter into agreements, and to take all other measures or engage in any other activities which are appropriate to promote the purpose of the Company or are directly or indirectly within the scope of its activities. It may also undertake financing for its own account or for the account of third parties, as well as enter into promise agreements and provide guarantees in favour of associated companies and third parties. The Company may acquire, hold, manage, mortgage and sell real estate as well as acquire, exploit, encumbrance and sell patents, licenses and other intangible assets.

Art. 3 Dauer	Art. 3 Duration

Die Dauer der Gesellschaft ist unbeschränkt.	The duration of the Company is unlimited.

II. Aktienkapital	II. Share Capital

Art. 4 Aktien	Art. 4 Shares

[1]Das Aktienkapital der Gesellschaft beträgt CHF 373’907’736. Es ist eingeteilt in 124’635’912 Namenaktien mit einem Nennwert von CHF 3.- je Aktie.	[1]The Company’s share capital is CHF 373’907’736. It is divided into 124’635’912 registered shares of CHF 3 par value each.

[2]Das Aktienkapital ist voll liberiert.	[2]The share capital is fully paid up.

Art. 5 Bedingtes Aktienkapital	Art. 5 Conditional Share Capital

[1]Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 182’025’747 durch Ausgabe von höchstens 60’675’249 vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 3.— erhöht	[1]The share capital of the Company shall be increased by an amount not exceeding CHF 182,025,747 through the issue of a maximum of 60,675,249 registered shares, payable in full, each with a par value of CHF 3.—

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Statuten / Articles of Association – Foster Wheeler AG

(a)     im Zusammenhang mit der Ausübung von Optionsrechten, welche Verwaltungsratsmitgliedern der Gesellschaft sowie Angestellten und Beauftragten, Beratern und anderen Personen, welche für die Gesellschaft, ihre Gruppengesellschaften, oder ihre Partner Dienstleistungen erbringen, eingeräumt wurden;

(a)     in connection with the exercise of option rights granted to Directors of the Company and employees, contractors, consultants or other persons providing services to the Company, its Subsidiaries or affiliates;

(b)     im Zusammenhang mit der Ausübung von Wandel-, Options-, Tausch-, Bezugs-, oder ähnlichen Rechten (nachfolgend als die “Aktienbezugsrechte”), welche Dritten oder Aktionären im Zusammenhang mit neuen oder bereits begebenen Anleihen (inklusive Wandel- und Optionsanleihen), Optionen, Warrants, oder anderen Finanzmarktinstrumenten (inklusive die Aktienbezugsrechte, welche den Inhabern der ausstehenden Class A Warrants von der er Foster Wheeler Ltd., Hamilton, Bermuda, herausgegeben wurden), die von der Gesellschaft, einer ihrer Gruppengesellschaften oder einer deren Rechtsvorgänger gewährt wurden oder noch gewährt werden (die mit den Aktienbezugsrechten verbundenen Finanzmarktinstrumente nachfolgend die “Finanzinstrumente mit Bezugsrechten”).

(b)     through the exercise of conversion, option, exchange, warrant or similar rights granted to third parties or shareholders in connection with bonds (including convertible bonds and bonds with options), options, warrants, notes or other securities newly or already issued (including rights granted to the holders of outstanding class A warrants issued by Foster Wheeler Ltd., Hamilton, Bermuda) by the Company, by one of its Subsidiaries or any of their respective predecessors.

[2]Der Verwaltungsrat legt die Ausgabekonditionen für die Finanzinstrumente mit Bezugsrechten inklusive der Aktienbezugsrechte fest.	[2]The Board of Directors shall determine the issue conditions for the securities including the conditions for the conversion, option, exchange, warrant or similar rights.

[3]Die Bezugsrechte der Aktionäre bezüglich der Aktien, welche gemäss diesem Artikel ausgegeben werden, sind ausgeschlossen. Berechtigt zum Bezug neuer Aktien sind die obgenannten Inhaber der jeweiligen Aktienbezugsrechte gemäss Art. 5 Abs. 1 lit. b, respektive die in Art. 5 Abs. 1 lit. a obstehend aufgeführten Personen.	[3]Shareholders’ pre-emptive rights are excluded with respect to new shares issued in accordance with this article. Holders of the conversion, option, exchange, warrant or similar rights according to article 5 para 1 lit. b and the persons listed in article 5 para 1 lit. a above, respectively, are entitled to the new shares.

[4]Die Vorwegzeichnungsrechte der Aktionäre bei der Ausgabe von	[4]Shareholders’ advance subscription rights with regard to the issuance of the

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Statuten / Articles of Association – Foster Wheeler AG

Finanzinstrumenten mit Bezugsrechten, können durch Beschluss des Verwaltungsrates beschränkt oder aufgehoben werden, wenn die Ausgabe (i) zum Zweck der Finanzierung oder Refinanzierung einer Übernahme von Unternehmen, Unternehmensteilen, Beteiligungen oder neuen Investitionen dient oder (ii) auf nationalen oder internationalen Finanzmärkten oder durch Privatplatzierung erfolgt.	Company or one of its group companies of any new bonds, option, warrants, notes or other securities granting conversion, option, exchange, warrant or similar rights may be restricted or excluded by decision of the Board of Directors if the issuance (i) is for purposes of financing or refinancing the acquisition of companies, parts of companies or holdings, or new investments, or (ii) occurs on the national or international capital markets or through a private placement.

Werden Vorwegzeichnungsrechte beschränkt oder aufgehoben, gilt folgendes:	If advance subscription rights are restricted or excluded, then

(1) Die Finanzinstrumente mit Bezugsrechten sind zu den marktüblichen Bedingungen auszugeben;	(1) the bonds, option, warrants, notes or other securities granting conversion, option, exchange, warrant or similar rights are to be placed at market conditions;

(2) die Frist zur Ausübung von Aktienbezugsrechten darf zwanzig Jahre nicht übersteigen; und

(2)     the conversion, exchange or exercise period is not to exceed twenty years from the date of the issuance of the securities granting the respective conversion, option, exchange, warrant or similar rights; and

(3)     der Umwandlungs-, Tausch-, oder Ausübungspreis für die neuen Aktien hat mindestens dem Marktpreis im Zeitpunkt der Emission der betreffenden Finanzierungsinstrumente mit Bezugsrechten zu entsprechen.

(3)     the conversion, exchange or exercise price for the subscription of new shares is to be set at least in line with the market conditions prevailing at the date on which the securities granting these rights are issued.

[5]Neue Aktien, welche gemäss Art. 5 Abs. 1 lit. a ausgegeben werden, können zu einem Preis ausgegeben werden, der unter dem aktuellen Marktpreis liegt. Der Verwaltungsrat bestimmt die genauen Ausgabekonditionen sowie den Ausgabepreis der Aktien.	[5]Any new shares issued in accordance with article 5 para 1 lit. a may be issued at a price below the then-current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

[6]Der Erwerb von Namenaktien durch Ausübung von Wandel- und Optionsrechten sowie alle weiteren Übertragungen von Namenaktien unterliegen den Beschränkungen gemäss Art. 8 der Statuten.	[6]The acquisition of registered shares through the exercise of conversion rights or warrants and any further transfers of registered shares shall be subject to the restrictions specified in article 8 of the Articles of Association.

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Statuten / Articles of Association – Foster Wheeler AG

Art. 6 Genehmigtes Aktienkapital	Art. 6 Authorized Capital

[1]Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 2. Mai 2013 im Maximalbetrag von CHF 186’953’868 durch Ausgabe von höchstens 62’317’956 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 3.— je Aktie zu erhöhen.	[1]The Board of Directors is authorized to increase the share capital at any time until 2 May 2013 by an amount not exceeding CHF 186’953’868 through the issuance of up to 62’317’956 fully paid up registered shares with a nominal value of CHF 3.— each.

[2]Erhöhungen durch Festübernahme und Erhöhungen in Teilbeträgen sind zulässig. Der Ausgabepreis, der Zeitpunkt der Dividendenberechtigung und die Art der zu leistenden Einlage und deren Liberierung (inklusive Sacheinlage oder Sachübernahme) werden vom Verwaltungsrat bestimmt.	[2]Increases through firm underwriting or in partial amounts are permitted. The issue price, the period of entitlement to dividends and the type of consideration or the contribution or underwriting in kind shall be determined by the Board of Directors.

[3]Der Verwaltungsrat kann nicht ausgeübte Bezugsrechte verfallen lassen oder kann Bezugsrechte, welche nicht ausgeübt wurden, oder Aktien, für welche Bezugsrechte nicht ausgeübt wurden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.	[3]The Board of Directors may allow the pre-emptive rights that have not been exercised to expire, or it may place the preemptive rights which have not been exercised or shares the preemptive rights of which have not been exercised at market conditions or use them otherwise in the interest of the Company.

[4]Der Verwaltungsrat kann die Bezugsrechte der Aktionäre entziehen und sie Dritten zuweisen, wenn die neuen Aktien zu folgenden Zwecken verwendet werden:	[4]The Board of Directors is authorized to withdraw or limit the pre-emptive rights of the shareholders and to allocate them to third parties in the event of the use of these shares for the purpose of

(a) für die Ausgabe von neuen Aktien, wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird;	(a) issuing the new shares, if the issue price of the new shares is determined by reference to the market price;

(b) für den Erwerb von Unternehmen mittels Aktientausch;	(b) takeover of enterprises through the exchange of shares;

(c) für die Finanzierung des Erwerbs von Unternehmen, Unternehmensteilen oder Unternehmensbeteiligungen, oder für die Finanzierung von neuen Investmentprojekten der Gesellschaft;	(c) financing of the takeover of enterprises or parts thereof, or of participations, or of new investment projects of the Company, or the refinancing of any of the foregoing;

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Statuten / Articles of Association – Foster Wheeler AG

(d) für die private oder öffentliche, nationale oder internationale Platzierung von Aktien, um die Transaktionen in lit. c zu finanzieren;	(d) a national or international private or public placement of shares to finance transactions mentioned in lit. c above;

(e)     für die Erweiterung des Aktionariats in gewissen Finanz- oder Investorenmärkten, mit dem Zweck einer Beteiligung von strategischen Partnern oder im Zusammenhang mit der Kotierung von neuen Aktien an in- und ausländischen Börsen;

(e)     broadening the shareholder constituency in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges;

(f) für nationale und internationale Aktienplatzierungen zum Zweck der Erhöhung der Streubesitzes oder zur Einhaltung anwendbarer Kotierungsvorschriften;	(f) national and international offerings of shares for the purpose of increasing the free float or to meet applicable listing requirements;

(g) für die Einräumung einer Mehrzuteilungsoption (“greenshoe”) an ein oder mehrere Finanzinstitute im Zusammenhang mit einer Aktienplatzierung;	(g) an over- allotment option (“greenshoe”) being granted to one or more financial institutions in connection with an offering of shares;

(h)     für die Beteiligung von Verwaltungsräten der Gesellschaft sowie von Mitarbeitern, Beauftragten, Beratern oder anderen Personen, die der Gesellschaft oder einer ihrer Tochtergesellschaften oder Partnern Dienstleistungen erbringen;

(h) participation of Directors of the Company and employees, contractors, consultants or other persons providing services to the Company, a group company or an affiliate;

(i) um Kapital auf eine schnelle und flexible Weise zu beschaffen, welche ohne die Ausschliessung der Bezugsrechte der bestehenden Aktionäre nur schwer möglich wäre.	(i) raising capital in a fast and flexible manner, which would hardly be achieved without the exclusion of the pre-emptive rights of the existing shareholders.

[5]Der Erwerb von Namenaktien aus genehmigtem Kapital zu allgemeinen Zwecken sowie alle weiteren Übertragungen von Namenaktien unterliegen den Beschränkungen gemäss Art. 8 der Statuten.	[5]The acquisition of registered shares out of authorized share capital for general purposes and any further transfers of registered shares shall be subject to the restrictions specified in Art. 8 of the Articles of Association.

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Statuten / Articles of Association – Foster Wheeler AG

Art. 7 Form der Aktien	Art. 7 Form of Shares

[1]Die Aktionäre sind jederzeit berechtigt, von der Gesellschaft eine Bestätigung für die Anzahl der von ihnen gehaltenen Aktien zu erhalten. Die Aktionäre haben keinen Anspruch darauf, dass Aktienzertifikate gedruckt und ausgeliefert werden. Nichtverurkundete Aktien können als Wertrechte (im Sinne des Obligationenrechts) und Bucheffekten (im Sinne des Bucheffektengesetzes) ausgestaltet werden.	1A shareholder may at any time request from the Company an attestation of the number of registered shares held by it. The shareholder is not entitled, however, to request that certificates representing the registered shares be printed and delivered. Uncertificated shares may take the form of book-entry securities (Wertrechte, within the meaning of the Code of Obligations) and intermediary-held securities (Bucheffekten, within the meaning of the Intermediary-Held Securities Act).

[2]Die Gesellschaft kann zu jedem Zeitpunkt Aktienzertifikate herausgeben und kann zudem, das Einverständnis des Aktionärs vorausgesetzt, bereits herausgegebene Aktienzertifikate ersatzlos annullieren.	[2]The Company may at any time issue and deliver certificates for the shares, and may, with the consent of the shareholder, cancel issued certificates that are delivered to it without replacement.

[3]Nichtverurkundete Aktien und die damit verbundenen Rechte können durch Zession übertragen werden, welche sämtliche zugehörigen Rechte der übertragenen Aktien umfasst. Eine solche Zession bedarf zur Wirksamkeit gegenüber der Gesellschaft der Anzeige an die Gesellschaft. Werden nichtverurkundete Aktien für Aktionäre von einem Transfer Agenten, einer Trust-Gesellschaft, Bank oder einer ähnlichen Gesellschaft, welche die Buchwerte der Aktien führt (nachfolgend als der “Transfer Agent”) verwaltet, so können diese Aktien und die damit verbundenen Rechte nur unter Mitwirkung des Transfer Agent übertragen werden.	[3]Shares not represented by certificates may be transferred by written assignment, which assignment must encompass all appurtenant rights connected with the transferred shares. For the assignment to be valid against the Company, notification to the Company shall be required. If shares not represented by certificates are administered on behalf of a shareholder by a transfer agent, trust company, bank or similar entity handling the book entries of such shares (the “Transfer Agent”), such shares and the appurtenant rights associated therewith may be transferred only with the cooperation of the Transfer Agent.

[4]Werden nicht-verurkundete Aktien zugunsten von jemand anderem als dem Transfer Agent verpfändet, so ist zur Gültigkeit der Verpfändung eine Anzeige an den Transfer Agent erforderlich. Eine Anzeige an die Gesellschaft ist nicht erforderlich.	4If shares not represented by certificates are pledged in favor of any person other than the Transfer Agent, notification to such Transfer Agent shall be required for the pledge to be effective. A notice to the Company is not necessary.

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Statuten / Articles of Association – Foster Wheeler AG

5Für den Fall, dass die Gesellschaft beschliesst, Aktienzertifikate zu drucken und auszugeben, müssen die Aktienzertifikate die Unterschrift von zwei zeichnungsberechtigten Personen tragen. Mindestens eine dieser Personen muss ein Mitglied des Verwaltungsrates sein. Faksimile-Unterschriften sind erlaubt.	5If the Company decides to issue and deliver share certificates, the share certificates shall bear the signatures of two duly authorized signatories of the Company, at least one of which shall be a Director. These signatures may be facsimile signatures.

[6]Die Gesellschaft kann in jedem Fall Aktienzertifikate ausgeben, die mehr als eine Aktie verkörpern.	[6]The Company may in any event issue share certificates representing more than one share.

[7]Falls die Gesellschaft an einer ausländischen Börse kotiert ist, ist die Gesellschaft berechtigt, die einschlägigen ausländischen Bestimmungen im Zusammenhang mit diesem Artikel zu befolgen.	7In case the Company is listed on any foreign stock exchange the Company is permitted to comply with the relevant rules and regulations that are applied in that foreign jurisdiction with regard to the subject of this article.

Art. 8 Aktienbuch	Art. 8 Shareholders Register

[1]Die Gesellschaft oder von ihr beauftragte Dritte führen ein Aktienbuch. Darin werden die Eigentümer und Nutzniesser der Aktien inklusive (falls anwendbar) Nominees mit Namen und Vornamen, Wohnort und Adresse (bei juristischen Personen mit Firma und Sitz), der Anzahl und Beschreibung der gehaltenen Aktien, dem Datum, zu welchem eine Person ins Aktienbuch eingetragen wurde wie auch das Datum, an welchem eine Person ihre Aktionärseigenschaft aufgegeben hat, eingetragen.	[1]The Company shall maintain, itself or through a third party, a share register. The share register shall list the surname, first name and address (in the case of legal entities, the company name and company seat) of the owners and usufructuaries of the shares, including, if applicable, the Nominees, the number and description of the shares held, the date on which each person was entered in the register and the date on which any person ceased to be a shareholder.

[2]Ändert eine im Aktienbuch eingetragene Person ihre Adresse, so hat sie dies dem Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle brieflichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Personen als rechtsgültig an die bisher im Aktienbuch eingetragene Adresse erfolgt. Die Gesellschaft ist berechtigt, die im Aktienbuch vermerkten Aktionäre als den Eigentümer der jeweiligen Aktien zu behandeln. Die Gesellschaft ist nicht verpflichtet, nicht dem Aktienbuch	[2]Any person recorded in the share register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to persons of record shall be deemed to have validly been made if sent to the address recorded in the share register. The Company shall be entitled to treat the registered shareholder of any share as the owner thereof and accordingly shall not be bound to recognize any equitable or other claim to, or interest in, such share on the

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Statuten / Articles of Association – Foster Wheeler AG

entsprechende Ansprüche Dritter auf Aktien der Gesellschaft anzuerkennen. Alle Dividenden und weiteren Leistungen der Gesellschaft erfolgen ausschliesslich an die im Aktienbuch eingetragenen Personen.	part of any other person. Dividends and other distributions of the Company will be provided exclusively to the Persons registered in the share register.

[3]Wer Aktien der Gesellschaft erwirbt, wird auf Antrag hin im Aktienbuch als Aktionär mit Stimmrecht eingetragen, falls der Verwaltungsrat der Eintragung als Aktionär mit Stimmrecht zustimmt. Die Eintragung kann gestützt auf die in diesem Art. 8 genannten Gründe verweigert werden.	[3]Acquirers of shares shall be recorded upon request in the share register as shareholders with voting rights, provided that the Board of Directors approves the entry. Registration may be refused on the grounds listed in this article 8.

[4]Erklärt ein Erwerber auf Anfrage des Verwaltungsrates nicht ausdrücklich, dass er die Aktien im eigenen Namen und für eigene Rechnung erworben hat, kann die Eintragung als Aktionär mit Stimmrecht im Aktienbuch verweigert werden. Vorbehältlich Art. 8 Abs. 5 werden Treuhänder und Nominees nur dann im Aktienbuch mit Stimmrecht eingetragen, wenn sie sich gegenüber der Gesellschaft insbesondere dazu verpflichten, jederzeit auf schriftliche Anfrage hin die Namen, Adressen und Aktienbestände von Personen offen zu legen, für welche sie Aktien halten. Wenn ein Clearing Nominee Vollmachten an Teilnehmer gewährt, müssen die Teilnehmer gegenüber der Gesellschaft auf deren schriftliche Anfrage hin die Namen, Adressen und Aktienbestände jeder Person offen legen, welche bei den Teilnehmern Aktien deponiert hat. Der Verwaltungsrat kann mittels einem Ermessensentscheid die Wirksamkeit der obgenannten Vollmachten nicht anerkennen, wenn sich die Teilnehmer weigern, gegenüber der Gesellschaft die obstehenden Umstände offen zu legen. Der Verwaltungsrat ist berechtigt, Clearing Nominees ganz oder teilweise von den Regelungen gemäss Absatz 4 zu befreien.	[4]The entry of shares as shares with voting rights may be refused by the Board of Directors, if a shareholder who acquired shares does not expressly declare upon request that such shareholder has acquired the shares in its own name and for its own account, provided that, subject to article 8 section 5, the Board of Directors may register Nominees in the share register as shareholders entitled to vote if they undertake in particular the obligation to disclose to the Company at its written request at any time the names, addresses and the share holdings of each person for whom such Nominee is holding shares. If a Clearing Nominee grants proxies to Participants, the Participants must disclose to the Company at its written request the names, addresses and share holdings of each of the Persons who have deposited shares of the Company with such Participant. The Board of Directors may, in its discretion, refuse to give effect to any such proxy if a Participant fails to make the required disclosure. The Board of Directors is authorized to exempt Clearing Nominees from all or some of the requirements set out in this subsection 4.

[5]Keine natürliche oder juristische Person wird mit Stimmrecht im Umfang von 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals im	5No Person shall be registered with voting rights for 10 % or more of the share capital as recorded in the commercial register. This limitation on registration also

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Statuten / Articles of Association – Foster Wheeler AG

Aktienregister eingetragen. Diese Begrenzung der Eintragung findet auch Anwendung auf Aktien, welche von Nominees für Personen gehalten werden, welche an 10 % oder mehr der Aktien wirtschaftlich berechtigt sind (wie in Art. 33 der Statuten definiert), wobei dies unabhängig davon gilt, ob die Aktien des individuellen Nominees die im vorangehenden Satz festgesetzte Begrenzung überschreiten. Der Verwaltungsrat ist berechtigt, Ausnahmen zuzulassen und insbesondere Clearing Nominees im Ausmass von 10 % oder mehr zu registrieren. Die Aktien, welche die Grenze nach diesem Abs. 5 überschreiten, werden im Aktienbuch als Aktien ohne Stimmrecht registriert. Des weiteren ist der Verwaltungsrat berechtigt, von einer Person, die wirtschaftlich an einer Beteiligung an der Gesellschaft im Umfang von 10 % oder mehr des im Handelsregister eingetragenen Aktienkapitals berechtigt ist und dies öffentlich offengelegt hat (insbesondere im Rahmen einer Offenlegung an die SEC oder an die Gesellschaft), Auskunft darüber zu verlangen, ob und allenfalls über welche Nominees oder andere Personen sie als wirtschaftlicher Eigentümer diese Aktien hält.	applies with respect to shares held by Nominees on behalf of a Person which Beneficially Owns 10 % or more of the shares of the Company, whether or not any such individual Nominee’s holdings exceed the limit set forth in the preceding sentence. The Board is authorized to grant exceptions to the limitation on registration set forth in this section, including to register in particular Clearing Nominees with 10 % or more of the shares of the Company. The shares exceeding the limit set forth in this section 5 shall be entered in the share register as shares without voting rights. In furtherance of the provisions of this section, the Board of Directors is authorized at any time to request from any Person which discloses publicly, including in any filing with the SEC, or to the Company that it Beneficially Owns 10 % or more of the shares of the Company, that such Person provide information with respect to all of its shares that it Beneficially Owns which are being held by Nominees or other Persons on its behalf.

[6]Juristische Personen, die durch Kapital, Stimmkraft, Leitung oder auf andere Weise miteinander verbunden sind, sowie alle natürlichen oder juristischen Personen, welche sich durch Absprache, Syndikat oder auf andere Weise zum Zwecke der Umgehung dieser Limite zusammentun, als eine Person im Sinne dieses Artikel 8.	[6]Legal entities that are linked to one another through capital, voting rights, management or in any other manner, as well as all natural persons or legal entities achieving an understanding or forming a syndicate or otherwise acting in concert to circumvent the regulations concerning the limitation on registration, shall be counted as one Person within the meaning of this article 8.

[7]Lehnt der Verwaltungsrat die Eintragung als Aktionär mit Stimmrecht ab, benachrichtigt er den Aktionär innerhalb von 20 Tagen seit dem Eingang des Eintragungsgesuchs. Nicht anerkannte Aktionäre werden als Aktionäre ohne Stimmrecht ins Aktienbuch eingetragen.	7If the Board of Directors refuses to register a shareholder as a shareholder with voting rights, it shall notify the shareholder of such refusal within 20 days upon receipt of the application. Non-recognized shareholders shall be entered in the share register as shareholders without voting rights.

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Statuten / Articles of Association – Foster Wheeler AG

[8]Der Verwaltungsrat kann nach Anhörung eines eingetragenen Aktionärs oder Nominees Eintragungen im Aktienbuch mit Rückwirkung auf das Datum der Ein-tragung streichen, wenn diese durch falsche Angaben zustande gekommen sind. In jedem Fall muss der Betroffene über die Streichung sofort informiert werden.	[8]After hearing the shareholder or Nominee, the Board of Directors may cancel, with retroactive effect as of the date of the registration, the registration of shareholders if the registration was effected based on false information. The respective shareholder or Nominee shall be informed immediately of the cancellation of the registration.

[9]Der Verwaltungsrat regelt die Einzelheiten und erlässt Reglemente über die Eintragung von Aktionären, Nominees und Clearing Nominees mit dem Ziel, die Anwendung und Einhaltung dieses Art. 8 zu gewährleisten. In berechtigten Fällen, aber nicht ausschliesslich etwa im Zusammenhang mit der Übernahme von Unternehmen oder Unternehmensteilen, kann der Verwaltungsrat oder eine vom Verwaltungsrat bezeichnete Stelle Ausnahmen von den obgenannten Beschränkungen oder den damit verbundenen Verfahren gewähren.	[9]The Board of Directors shall specify the details and issue regulations concerning the registration of shareholders, Nominees and Clearing Nominees to ensure the application of and compliance with this article 8. In justified cases, including (but not limited to) in connection with the take-over of enterprises or parts of enterprises, the Board of Directors or a committee designated by the Board of Directors may allow exemptions from the limitation for registration in the share register or the procedures applicable in connection therewith.

[10]Die in diesem Artikel 8 geregelte Eintragungsbeschränkung gilt auch für Aktien, die über die Ausübung eines Vorwegzeichnungs-, Bezugs-, Options-, Tausch-, oder Wandelrechts gezeichnet oder erworben werden.	[10]The limitation for registration provided for in this article 8 shall also apply to shares acquired or subscribed by the exercise of pre-emptive, advance subscription, option, exchange or conversion rights.

[11]Falls die Gesellschaft an einer ausländischen Börse kotiert ist, ist die Gesellschaft berechtigt, die einschlägigen ausländischen Bestimmungen im Zusammenhang mit diesem Artikel zu befolgen.	11In case the Company is listed on any foreign stock exchange the Company is permitted to comply with the relevant rules and regulations that are applied in that foreign jurisdiction with regard to the subject of this article.

[12]Betreffend Aktionärsrechten von Aktien, welche durch einen Clearing Nominiee gehalten werden, gilt Folgendes: Stimmrechte können durch den Clearing Nominee uneinheitlich und

Auskunfts-, Informations- und Klagerechte auch nur für einen Teil der gehaltenen Aktien ausgeübt werden. Vollmachten für die Ausübung sämtlicher Aktionärsrechte (inklusive

[12]With regard to shareholders’ rights of shares which are held by a Clearing Nominee the following applies: The Clearing Nominee may exercise voting rights in a heterogeneous manner and the rights to obtain and review information as well as the right to sue may be exercised with regard to specific portions of the shares held by a Clearing Nominee. Proxies

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Klagerechte) können auch nur für einen Teil der Aktien ausgestellt werden. Werden Aktien vom Clearing Nominee an den wirtschaftlich Berechtigten oder auf Anordnung des wirtschaftlich Berechtigten an einen Dritten übertragen, bleiben sämtliche Aktionärsrechte von dieser Übertragung unberührt und können vom neuen Inhaber der Aktionärsrechte ausgeübt werden.	granted to exercise any shareholders’ rights (including rights to sue) may be granted for specific portions of the shares held by a Clearing Nominee only. Shareholders’ rights shall not be affected in any way by a transfer of shares from the Clearing Nominee to the Beneficial Owner or, upon instruction of the Beneficial Owner, to a third party and the new holder of such transferred shares shall be able to exercise these shareholders’ rights.

[13]Betreffend Aktionärsklagen wird insbesondere für die Beurteilung des Rechtschutzinteresses und des Schadens auch die Position des wirtschaftlich Berechtigten berücksichtigt.	[13]With regard to suits and claims of shareholders, the position of the Beneficial Owner shall be taken into account, in particular with regard to the appraisal of damages and legitimate interests of parties involved in proceedings.

Art. 9 Ausübung von Aktionärsrechten	Art 9 Exercise of Rights

[1]Stimmrechte und damit verbundene Rechte können gegenüber der Gesellschaft nur von Aktionären, Nutzniessern oder Nominees ausgeübt werden, die im Aktienbuch als Aktionäre mit Stimmrecht eingetragen wurden. Art. 16 der Statuten bleibt vorbehalten.	[1]Voting rights and appurtenant rights associated therewith may be exercised in relation to the Company by a shareholder, usufructuary of shares or Nominee only to the extent that such person is recorded in the share register as a shareholder entitled to vote. Article 16 remains reserved.

[2]Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	[2]The Company recognizes only one representative per share.

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III. Organisation der Gesellschaft	III. Organization of the Company

A. Die Generalversammlung	A. Shareholders’ Meeting

Art. 10 Befugnisse	Art. 10 Authority

[1]Die Generalversammlung ist das oberste Organ der Gesellschaft. Sie hat die folgenden unübertragbaren Befugnisse:	[1]The General Meeting of Shareholders is the supreme corporate body of the Company. It has the following inalienable rights:

(a) Die Festsetzung und die Änderung der Statuten;	(a) The adoption and amendment of the Articles of Association;

(b) Die Wahl der Mitglieder des Verwaltungsrates und der externen Revisionsstelle;	(b) Election of the Directors and the external audit firm;

(c) Die Genehmigung des Jahresberichts und des Konzernberichts der Gesellschaft;	(c) Approval of the annual report and the consolidated annual report of the Company;

(d) Die Genehmigung der Jahresrechnung und die Beschlussfassung über die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende und der Gewinnbeteiligung der Geschäftsleitung; und	(d) Approval of the annual financial statement as well as the resolution to use the balance sheet profit, in particular, the declaration of dividends and profit sharing by directors; and

(e) Die Entlastung der Mitglieder des Verwaltungsrates.	(e) To grant discharge to the Directors.

[2]Wenn der Verwaltungsrat eine spezifische Vorlage der Generalversammlung zur Konsultativabstimmung vorlegt, kann diese darüber abstimmen.	[2]The General Meeting of Shareholders can have a consultative vote on specific issues proposed by the Board of Directors in any other matter as it deems necessary to the Board of Directors.

Art. 11 Ordentliche und ausserordentliche Generalversammlung	Art. 11 Ordinary and Extraordinary General Meeting of Shareholders

[1]Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des	1An Ordinary General Meeting of Shareholders is to be held yearly within six months following the close of the business

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Geschäftsjahres statt. Sie wird durch den Verwaltungsrat oder durch die Revisionsstelle einberufen. Der Verwaltungsrat bestimmt den Zeitpunkt und den Ort der Generalversammlung, die entweder innerhalb oder ausserhalb der Schweiz stattfindet.	year. It is called by the Board of Directors or by the auditors. The Board of Directors determines the time and location either within or outside Switzerland of the General Meeting of Shareholders.

[2]Ausserordentliche Generalversammlungen werden so oft als nötig vom Verwaltungsrat und nötigenfalls durch die Revisionsstelle sowie in den anderen vom Gesetz vorgesehenen Fällen einberufen.	[2]Extraordinary General Meetings of Shareholders shall be called as often as necessary by the Board of Directors or, if necessary, by the auditors as well as in all other cases required by law.

[3]Unter Bezugnahme auf den Zweck der Einberufung und die Verhandlungsgegenstände können ein oder mehrere Aktionäre, die mindestens 10% des im Handelsregister eingetragenen Aktien-kapitals der Gesellschaft vertreten, vom Verwaltungsrat die Einberufung einer ausserordentlichen Generalversammlung per schriftlichem Antrag verlangen. Der schriftliche Antrag soll die Verhandlungsgegenstände, die gestellten Anträge, sowie die weiteren Angaben, welche gemäss anwendbaren Gesetzes- und Kotierungsvorschriften notwendig sind, enthalten.	[3]Stating the purpose of the meeting and the agenda to be submitted, one or more shareholders representing at least ten per cent of the share capital may request the Board of Directors, in writing to call an Extraordinary General Meeting of Shareholders. The request shall contain an agenda, the respective proposals as well as any other information required under the applicable laws and stock exchange rules.

Art. 12 Sprache	Art. 12 Language

Die Generalversammlung wird auf englisch abgehalten. Vorbehalten bleibt ein anderslautender Beschluss des Verwaltungsrats.	General Meetings of Shareholders will, unless the Board decides otherwise be conducted in English.

Art. 13 Einberufung	Art. 13 Notice

[1]Die Einberufung der Generalversammlung erfolgt durch einmalige Publikation im Schweizerischen Handelsamtsblatt (“SHAB”).	[1]Notice of a General Meeting of Shareholders is given by means of a single publication in the Swiss Official Journal of Commerce (“SHAB”).

[2]Zwischen dem Tag der Publikation und dem Tag der Durchführung der Generalversammlung dürfen nicht mehr als sechzig und nicht weniger als zwanzig Tage	[2]Between the day of the publication and the day of the meeting there must be a time period of no more than sixty days nor less than twenty days. The notice of the

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liegen. Die Einberufung der Generalversammlung muss das Datum, die Uhrzeit und den Ort der Generalversammlung, die Traktanden, die Anträge des Verwaltungsrates und die Anträge derjenigen Aktionäre angegeben, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes nach den Bestimmungen von Art. 14 beantragt haben.	General Meeting of shareholders must indicate the day, time and place of the meeting, the specific agenda items, the motions of the Board of Directors and the motions of the shareholders who have requested the General Meeting of Shareholders or that an item to be included on the agenda in accordance with the regulation of Article 14.

3Spätestens zwanzig Kalendertage vor der Generalversammlung sind der Geschäftsbericht und der Bericht der Revisionsstelle zur Einsicht für die Aktionäre am Gesellschaftssitz aufzulegen. Jeder Aktionär ist berechtigt zu beantragen, dass ihm der Geschäftsbericht und der Bericht der Revisionsstelle gebührenfrei und umgehend zugestellt werden. Die im Aktienbuch vermerkten Aktionäre werden schriftlich über die Verfügbarkeit dieser Dokumente benachrichtigt.	[3]The annual report and the auditors’ report shall be made available for inspection by the shareholders at the registered office of the Company at least twenty days prior to the date of the Ordinary General Meeting of Shareholders. Each Shareholder is entitled to request prompt delivery of a copy of the annual report and the auditor’s report free of charge. Shareholders registered in the share register shall be notified of the availability of these documents in writing.

[4]Der Verwaltungsrat ist berechtigt, das Aktienbuch auf einen bestimmten Zeitpunkt, der auf nicht mehr als 60 Tage vor der Generalversammlung festgesetzt werden darf, zu schliessen.	[4]The Board of Directors may fix a record date not more than sixty days prior to the holding of any General Meeting of Shareholders.

Art. 14 Traktandierung	Art. 14 Agenda

1An einer Generalversammlung darf nur über die Gegenstände abgestimmt werden, die	1At any General Meeting of Shareholders, only such business shall be conducted as shall have been brought before the meeting

a) direkt vom Verwaltungsrat oder im Auftrag des Verwaltungsrats oder	a) by or at the direction of the Board of Directors or

b) von einem Aktionär nach dem Verfahren dieses Art. 14	b) by any shareholder of the Company who complies with the procedures set forth in this Article 14.

traktandiert werden.

[2]Das Traktandierungsbegehren eines Aktionärs für die ordentliche Generalversammlung muss mindestens 45	2To be timely for consideration at the Ordinary General Meeting of Shareholders, a shareholder’s notice must be received by

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Kalendertage vor dem Jahrestag des sog. Proxy Statements der Gesellschaft (wie es bei der SEC eingereicht wurde) welches im Jahr zuvor den Aktionären im Zusammenhang mit der letztjährigen ordentlichen Generalversammlung mitgeteilt wurde, beim Sekretär der Gesellschaft eingereicht werden. Das Traktandierungsbegehren muss in schriftlicher Form gestellt werden und bezüglich jedem vorgebrachten Traktandum die nachfolgenden Informationen enthalten:	the Secretary at the Company’s principal executive offices not less than 45 calendar days in advance of the anniversary of the date of the Company’s proxy statement (as filed with the SEC) released to shareholders in connection with the previous year’s Ordinary General Meeting of Shareholders. To be in proper written form, a shareholder’s notice to the Secretary shall set forth in writing as to each matter the shareholder proposes to bring before the General Meeting of Shareholders, containing:

a) eine kurze Beschreibung des gewünschten Traktandums sowie die Gründe, weshalb dieses Traktandum von der Generalversammlung verhandelt werden soll;

a)       a brief description of the business desired to be brought before the ordinary General Meeting of Shareholders and the reasons for conducting such business at the ordinary General Meeting of Shareholders;

b) der Name und die Adresse des traktandierenden Aktionärs, wie sie im Aktienbuch registriert sind; und	b) the name and address, as they appear in the share register, of the shareholder proposing such business; and

c) sämtliche weiteren Informationen, welche unter den anwendbaren Gesetzes- und Kotierungs-bestimmungen verlangt werden.	c) all other information required under the applicable laws and stock exchange rules.

[3]Über Verhandlungsgegenstände, die nicht traktandiert sind, können von der Generalversammlung keine Beschlüsse gefasst werden. Die von Gesetzes wegen geltenden Ausnahmen bleiben vorbehalten.	3No resolution shall be passed at a General Meeting of Shareholders on matters which do not appear on the agenda except those permitted by law.

Art. 15 Vorsitz, Protokoll	Art. 15 Chairperson, Minutes

[1]Vorbehältlich eines anderslautenden Beschlusses des Verwaltungsrates soll der Präsident des Verwaltungsrates, oder in seiner Abwesenheit der Vize-Präsident (falls einer gewählt wurde) den Vorsitz an der Generalversammlung führen (nachfolgend als der “Vorsitzende”).	[1]Unless otherwise determined by the Board of Directors the General Meeting of Shareholders shall be chaired by the Chairperson of the Board of Directors, or, in his absence, by the Deputy Chairperson, if one is elected.

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[2]Der Vorsitzende bestimmt einen Protokollführer und kann die Stimmenzähler, die alle nicht Aktionäre sein müssen, bestimmen.	[2]The Chairperson shall designate a Secretary for the Minutes and may designate the Scrutineers who do not need to be shareholders.

[3]Der Verwaltungsrat ist für die Protokollführung verantwortlich. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.	[3]The Board of Directors is responsible for the keeping of the Minutes, which are to be signed by the Chairperson and by the Secretary.

[4]Der Vorsitzende der Generalversammlung hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe Durchführung der Generalversammlung nötig und geeignet sind.	[4]The acting chair of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders.

Art. 16 Recht auf Teilnahme, Stimmrecht	Art. 16 Right to Participation, Voting Rights

[1]Unter Vorbehalt anderslautender Bestimmungen in diesen Statuten kann jeder Aktionär, der im Aktienbuch als Aktionär mit Stimmrecht eingetragen ist, an der Generalversammlung und deren Beschlüssen teilnehmen.	[1]Except as otherwise provided in these Articles of Association, each shareholder recorded in the share register with voting rights is entitled to participate at the General Meeting of Shareholders and in any vote taken.

[2]Vorbehältlich den Bestimmungen in diesem Art. 16 berechtigt jede Aktie, die im Aktienbuch als Aktie mit Stimmrecht eingetragen ist, zu einer Stimme. Art. 693 Abs. 3 OR bleibt dabei vorbehalten. Mittels Vollmacht kann jeder Aktionär seine Aktien in der Generalversammlung durch einen oder mehrere Dritte vertreten lassen, die selber nicht Aktionäre sein müssen.	[2]Subject to the other provisions of this article 16, each share recorded in the share register as a share with voting rights confers one vote on its holder. Art. 693 para. 3 CO remains reserved. By means of proxy, each shareholder may have each of his shares represented in a General Meeting of Shareholders by one or more third persons who do not need to be shareholders.

[3]Sobald und solange eine Person 10 % oder mehr des im Handelsregister eingetragenen Aktienkapitals kontrolliert (“kontrolliertes Aktienkapital”, wie gemäss Art. 33 der Statuten definiert), werden die Stimmrechte dieser Person an einer Generalversammlung auf 10% (minus eine Stimme) der Stimmrechte der im Handelsregister eingetragenen Aktien beschränkt. Die untenstehenden Art. 16 Abs. 4 und 5 dieser Statuten bleiben vorbehalten.	[3]Subject to article 16 para 4 and 5 below, if and so long as the Controlled Shares of any Person constitute 10 % or more of the registered share capital recorded in the commercial register, such Person shall be entitled to cast votes at any General Meeting of Shareholders in the aggregate equal to one vote less than 10 % of all the number of votes conferred by all the registered share capital recorded in the Commercial Register.

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4In besonderen Fällen, beispielweise um die Stimmrechtsausübung von Aktien, welche für wirtschaftliche Eigentümer von Nominees gehalten werden, zu ermöglichen, oder bei der Übernahme von Unternehmen und Unternehmensteilen, kann der Verwaltungsrat durch Reglement oder basierend auf Vereinbarungen von der in diesem Artikel vorgesehenen Begrenzung abweichen. Vorbehältlich abweichender, durch den Verwaltungsrat in seinem Reglement zu erlassenden Bestimmungen, findet die Stimmrechtsbeschränkung in Art. 16 Abs. 3 keine Anwendung auf Clearing Nominees.	[4]The Board of Directors may by means of regulations or agreements depart from the limit contained in article 16 section 3, including without limitation to permit the exercise of voting rights in respect of shares held by Nominees or to permit voting rights in special cases, including (but not limited to) in connection with the take-over of enterprises or parts of enterprises. Unless the Board of Directors, by means of regulations, determines otherwise, the voting limit contained in article 16 section 3 shall not apply to Clearing Nominees.

[5]Die Begrenzung in Art. 16 Abs. 3 gilt zudem nicht für die Ausübung des Stimmrechts gemäss den gesetzlichen Bestimmungen über institutionelle Aktionärsvertreter.	[5]The limit contained in article 16 section 3 shall not apply to the exercise of voting rights pursuant to the statutory rules on institutional shareholder representatives.

Art. 17 Beschlüsse und Wahlen	Art. 17 Resolutions and Elections

[1]Die Generalversammlung fasst ihre Beschlüsse und entscheidet Wahlen mit der Mehrheit der abgegebenen Stimmen, wobei “broker non-votes”, Stimmenthaltungen sowie leere und ungültige Stimmen nicht berücksichtigt werden. Anderslautende gesetzliche oder statutarische Bestimmungen bleiben vorbehalten.	[1]The General Meeting of Shareholders shall take resolutions and carry out its elections with a majority of the share votes cast (broker non-votes, abstentions and blank and invalid ballots shall be disregarded), to the extent that neither the law nor the Articles of Association provide otherwise.

[2]Der Vorsitzende der Generalversammlung kann weitere Verfahrensregeln bezüglich des Abstimm- und Wahlverfahrens festlegen.	[2]The Chairperson of the General Meeting of Shareholders shall determine further details regarding the voting and election procedure.

[3]Die Abstimmungen und Wahlen erfolgen offen, es sei denn, dass die Generalversammlung eine schriftliche Abstimmung oder Wahl beschliesst, oder der Vorsitzende dies anordnet. Der Vorsitzende kann Abstimmungen und Wahlen auch mittels elektronischem Verfahren durchführen lassen. Elektronische Abstimmungen und Wahlen sind schriftlichen Abstimmungen und Wahlen gleichgestellt.	[3]Resolutions and elections shall be decided by a show of hands, unless a written ballot is resolved by the General Meeting of Shareholders or is ordered by the acting chairperson of the General Meeting of Shareholders. The acting chairperson may also hold resolutions and elections by use of an electronic voting system. Electronic resolutions and elections shall be considered equal to resolutions and elections taken by way of a written ballot.

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[4]Der Vorsitzende kann eine offene Wahl oder Abstimmung immer durch eine schriftliche oder elektronische wiederholen lassen, sofern nach seiner Meinung Zweifel am Abstimmungsergebnis bestehen. In diesem Fall gilt die vorausgegangene offene Wahl oder Abstimmung als nicht geschehen.	[4]The chairperson of the General Meeting of Shareholders may at any time order that an election or resolution decided by a show of hands be repeated by way of a written or electronic ballot if he considers the vote to be in doubt. The resolution or election previously held by a show of hands shall then be deemed to have not taken place.

Art. 18 Beschlussquoren	Art. 18 Supermajority Voting

[1]Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der abgegebenen Stimmen und die absolute Mehrheit der Aktiennennwerte der abgegebenen Stimmen auf sich vereinigt, ist erforderlich für:	1A resolution of the General Meeting of Shareholders passed by at least two thirds of the share votes cast and the absolute majority of the par value of the share votes cast is required for:

(a) Die Änderung des Gesellschaftszwecks;	(a) change of the Company’s purpose;

(b) Die Einführung von Stimmrechtsaktien;	(b) the creation of shares with privileges regarding voting rights;

(c) Die Beschränkung der Übertragbarkeit von Namenaktien;	(c) the restriction of the transferability of registered shares;

(d) Eine bedingte oder genehmigte Kapitalerhöhung;	(d) an increase of capital, authorized or subject to a condition;

(e) Eine Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;	(e) an increase of capital out of equity, against contributions in kind, or for the purpose of acquisition of assets and the granting of special benefits;

(f) Die Beschränkung oder Aufhebung des Bezugsrechts;	(f) the limitation or withdrawal of pre-emptive rights;

(g) Die Verlegung des Sitzes der Gesellschaft;	(g) the change of the domicile of the Company;

(h) Die Auflösung der Gesellschaft;	(h) the dissolution of the Company;

(i) Die Fälle gemäss Art. 18 und 64 des Fusionsgesetzes; und	(i) the cases listed in Art. 18 and 64 of the Swiss Merger Law (“Fusionsgesetz”); and

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(j) Jede Änderung oder Anpassung der Artikel 8, 9, oder 16 dieser Statuten.	(j) any alteration or amendment of the articles 8, 9 and 16 of these Articles of Association.

[2]Die Zustimmung der Generalversammlung mit mindestes zwei Dritteln der abgegebenen Stimmen ist erforderlich für die Abwahl eines Verwaltungsratsmitglieds.	2A resolution of the General Meeting of Shareholders passed by at least two thirds of the share votes cast is required for the removal of a Director.

3Für die Änderung dieses Artikels, bzw. der entsprechenden Abschnitte dieses Artikels gilt ein Beschlussquorum, das gleich hoch wie das in der jeweiligen Bestimmung vorgesehene Beschlussquorum ist.	[3]Any alteration of this article or any section thereof requires a quorum equal to the quorum stated in the respective provision.

Art. 19 Präsenzquorum	Art. 19 Presence Quorum

[1]Jeder Beschluss und jede Wahl der Generalversammlung setzt voraus, dass bei der Eröffnung der Generalversammlung mindestens 50 % der Aktien, welche im Aktienbuch mit Stimmrecht registriert sind, entweder persönlich oder per Vollmacht, von einer oder mehreren Personen vertreten sind. Anderslautende gesetzliche und statutarische Bestimmungen bleiben vorbehalten.	1At any General Meeting of the Shareholders, except as otherwise expressly required by law or by these Articles, one or more persons present in person and representing, at the time when the General Meeting of Shareholders proceeds to business, in person or by proxy in excess of 50% of the total shares registered in the share register as entitled to vote shall form a quorum for the transaction of any business.

[2]Die Aktionäre können mit der Behandlung der Traktanden fortfahren, selbst wenn Aktionäre nach Bekanntgabe des Erreichens des Präsenzquorums durch den Vorsitzenden die Generalversammlung verlassen und damit weniger als das geforderte Präsenzquorum an der Generalversammlung verbleibt.	[2]The shareholders present at a General Meeting of Shareholders may continue to transact business, despite the withdrawal of shareholders from such General Meeting of Shareholders following announcement of the presence quorum at the meeting.

Art. 20 Vollmacht/Vertretung	Art. 20 Proxy / Representation

Der Verwaltungsrat erlässt Verfahrensregeln für die Teilnahme und die Vertretung von Aktionären an der Generalversammlung.	The Board of Directors shall issue the procedural rules for participation and representation of shareholders at the General Meeting of Shareholders.

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B. Verwaltungsrat	B. Board of Directors

Art. 21 Wahl, Amtsdauer, Zusammensetzung	Art. 21 Election, Term of Office, Constitution

[1]Der Verwaltungsrat besteht aus wenigstens drei und höchstens zwanzig Mitgliedern.	[1]The Board of Directors shall consist of a minimum of three and a maximum of 20 members.

[2]Die Amtsdauer darf drei Jahre nicht übersteigen. Für die Auslegung dieses Artikel 21 wird ein Jahr als die Zeitperiode zwischen zwei einander folgenden ordentlichen Generalversammlungen der Gesellschaft definiert.	[2]The term of office shall not exceed three years. For purposes of this Article 21, a year shall mean the period between two consecutive Ordinary General Meetings of Shareholders.

[3]Der Verwaltungsrat bestimmt die erste Amtszeit jedes Verwaltungsratsmitgliedes so, dass jedes Jahr, soweit wie möglich, eine gleiche Anzahl Verwaltungsratsmitglieder neu gewählt oder wiedergewählt werden und so, dass alle Mitglieder des Verwaltungsrates innert drei Jahren zur Wiederwahl stehen. An jeder weiteren ordentlichen Generalversammlung nach der ursprünglichen Wahl und Klassifizierung des Verwaltungsrats im Jahr 2009 werden diejenigen Verwaltungsräte, die neu als Nachfolger von Verwaltungsräten, deren Amtszeit abgelaufen ist, gewählt werden, eine Amtszeit von drei Jahren antreten. Tritt ein Verwaltungsrat vor der Beendigung seiner Amtszeit ab, soll der neu gewählte Verwaltungsrat die Amtszeit seines Vorgängers zu Ende führen.	[3]The Board of Directors shall determine the first term of office of each Director in such a way that each year, as nearly as possible, an equal number of Directors shall be newly elected or re-elected and in such manner that all Directors will have been subject to re-election after a period of three years. At each Ordinary General Meeting of Shareholders following the initial election and classification of the Board of Directors in 2009, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire three years after their election. Newly-appointed Directors shall complete the term of office of their predecessors.

[4]Der Verwaltungsrat konstituiert sich selber. Er wählt seinen Präsidenten und einen Sekretär, der weder Aktionär noch Mitglied des Verwaltungsrates zu sein braucht.	[4]The Board of Directors shall constitute itself. It appoints its Chairperson as well as a Secretary who does not need to be a shareholder or a Director.

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Art. 22 Delegation	Art. 22 Delegation

Der Verwaltungsrat hat die Oberleitung der Gesellschaft sowie die Aufsicht über die Geschäftsleitung. Er vertritt die Gesellschaft gegenüber Dritten und kann in allen Angelegenheiten Beschluss fassen, welche nicht gemäss Gesetz, Statuten oder Organisationsreglement einem anderen Organ der Gesellschaft zugewiesen oder vorbehalten sind.	The Board of Directors is entrusted with the ultimate direction of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the Articles of Association or organizational regulations.

Art. 23 Duties	Art. 23 Duties

[1]Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Befugnisse:	[1]The Board of Directors has the following non-transferable and irrevocable duties:

(a) Die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	(a) to ultimately direct the Company and issue the necessary directives;

(b) Die Festlegung der Organisation;	(b) to determine the organization;

(c) Die Ausgestaltung des Rechnungswesens, des internen Kontrollsystems (ICS), der Finanzkontrolle und der Finanzplanung sowie die Durchführung einer Risikoprüfung;	(c) to organize the accounting, the Internal Control System (ICS), the financial control, and the financial planning as well as to perform a risk assessment;

(d) Die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen sowie die Erteilung und Entziehung von Zeichnungsberechtigungen;	(d) to appoint and recall the persons entrusted with the management and representation of the Company and to grant and revoke signatory power;

(e) Die Oberaufsicht über die Geschäftsführung, insbesondere im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	(e) to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law and with the Articles of Association, regulations and directives;

(f) Die Erstellung des Geschäftsberichts sowie die Vorbereitung der Generalversammlung und die Umsetzung deren Beschlüsse;	(f) to prepare the business report, as well as the General Meeting of Shareholders and to implement the latter’s resolutions;

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(g) Die Benachrichtigung des Richters im Fall der Überschuldung;	(g) to inform the judge in the event of over-indebtedness;

(h) Die Beschlussfassung über die nachträgliche Liberierung von nicht vollständig liberierten Aktien;	(h) to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;

(i) Die Beschlussfassung über die Feststellung von Kapitalerhöhungen und die entsprechenden Statutenänderungen;	(i) to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby;

(j) Untersuchungen im Zusammenhang mit der Einhaltung der gesetzlichen Vorschriften über die Ernennung, die Wahl und die Befähigung der Revisionsstelle; und	(j) to examine compliance with the legal requirements regarding the appointment, election and the professional qualifications of the auditors; and

(k) Die Umsetzung von Verträgen gemäss Art. 12, 36 und 70 des Fusionsgesetzes.	(k) to execute the agreements pursuant to Art. 12, 36 and 70 of the Swiss Merger Law.

[2]Der Verwaltungsrat kann überdies in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz oder Statuten der Generalversammlung vorbehalten sind.	2In addition, the Board of Directors may pass resolutions with respect to all matters that are not reserved to the General Meeting of Shareholders by law or under these Articles of Association.

[3]Der Verwaltungsrat kann die Vorbereitung und Umsetzung seiner Beschlüsse und die Überwachung gewisser Aufgaben an Ausschüsse oder an bestimmte Mitglieder übertragen. Er ist befugt, die Geschäftsführung der Gesellschaft ganz oder teilweise einem oder mehreren Mitgliedern des Verwaltungsrates oder Dritten zu übertragen. Zu diesem Zweck erlässt der Verwaltungsrat ein Organisationsreglement.	[3]The Board of Directors may entrust the preparation and the execution of its decisions or the supervision of certain tasks to committees or to particular Directors. It is empowered to transfer the management of the Company in whole or in part to one or several of its Directors or to third parties. For this purpose, the Board of Directors enacts organizational regulations.

Art. 24 Organisation	Art. 24 Organization

[1]Der Präsident des Verwaltungsrates beruft die Verwaltungsratssitzungen ein und leitet die Verhandlungen. Jeder Verwaltungsrat ist befugt mit schriftlichem Begehren an den Präsidenten die Einberufung einer	[1]The Chairperson of the Board of Directors calls the meetings and presides over the debates. Each Director is entitled to request the calling of a meeting by giving written notice to the Chairperson. The

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Verwaltungsratssitzung zu verlangen. Die Organisation der Sitzungen, die Beschlussfähigkeit und die Beschlussfassung des Verwaltungsrates haben dem Organisationsreglement zu entsprechen.	organization of the meetings, the presence quorum and the passing of resolutions of the Board of Directors shall be in compliance with the organizational regulation.

[2]Der Verwaltungsratspräsident kann im Rahmen seiner Befugnisse als Verwaltungsrat abstimmen, ihm kommt aber kein Stichentscheid zu.	[2]The Chairperson shall have a vote in his or her capacity as a Director, but shall have no casting vote.

[3]Über die Verhandlungen und Beschlüsse des Verwaltungsrates wird ein Protokoll geführt. Das Protokoll ist vom Verwaltungsratspräsidenten und vom Protokollführer zu unterzeichnen.	[3]Minutes shall be kept of the deliberations and resolutions of the Board of Directors. The Minutes shall be signed by the Chairperson and the Secretary of the Board of Directors.

Art. 25 Zeichnungsberechtigung	Art. 25 Signatory Rights

Die rechtsgültige Vertretung der Gesellschaft durch die Verwaltungsratsmitglieder und weitere Personen wird im Organisationsreglement geregelt und soll beim zuständigen Handelsregisteramt eingetragen werden.	The due and valid representation of the Company by Directors and other persons shall be set forth in organizational regulations and shall be duly registered with the competent commercial register.

Art. 26 Schadloshaltung und Versicherungs- leistungen	Art. 26 Indemnification and Insurance Coverage

[1]Soweit gesetzlich zulässig, hält die Gesellschaft aktuelle und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Schäden, Verluste und Kosten aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf-, verwaltungsrechtlicher oder anderer Natur (beispielsweise und nicht ausschliesslich Verantwortlichkeiten gestützt auf Vertragsrecht, Haftpflichtrecht und anderes anwendbares ausländisches Recht und alle angemessenen Anwalts-, Prozess- und anderen Kosten und Auslagen) schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen (i) aufgrund von tatsächlichen oder behaupteten	[1]The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the existing and former Directors and officers of the Company, and their heirs, executors and administrators out of the assets of the Company from and against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceedings or investigations, whether civil, criminal, administrative or other (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of (i) any act done or alleged to be done,

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Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten oder (ii) aufgrund ihrer Position als Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft oder (iii) auf Aufforderung der Gesellschaft hin als Mitglied des Verwaltungsrates, der Geschäftsleitung oder als Arbeitnehmer oder Agent einer anderen Gesellschaft eines Trusts oder eines anderen Unternehmens tätig sind oder waren, entstehen oder entstehen können. Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgültigen und rechtskräftigen Entscheid eines zuständigen Gerichts, Schiedsgerichts oder einer zuständigen Verwaltungsbehörde entschieden worden ist, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.	concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or (ii) serving as Director or officer of the Company, or (iii) serving at the request of the Company as director, officer, or employee or agent of another corporation, partnership, trust or other enterprise. This indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court, arbitral tribunal or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person’s duties as Director or officer.

[2]Ohne den vorstehenden Absatz einzuschränken, soll die Gesellschaft aktuellen und ehemaligen Verwaltungsräten und Mitgliedern der Geschäftsleitung die Gerichts- und Anwaltskosten vorschiessen, die im Zusammenhang mit zivil-, straf- oder verwaltungsrechtlichen Verfahren oder im Zusammenhang mit Untersuchungen, wie in vorstehendem Absatz beschrieben, anfallen. Die Gesellschaft kann solche Kostenvorschüsse ablehnen oder zurückfordern, sofern ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde rechtskräftig feststellt, dass der entsprechende Verwaltungsrat oder das entsprechende Mitglied der Geschäftsleitung eine vorsätzliche oder grob fahrlässige Verletzung ihrer gesetzlichen Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung begangen hat.	[2]Without limiting the foregoing, the Company shall advance to existing and former Directors and officers court costs and attorney fees in connection with civil, criminal, administrative or investigative proceedings as described in the preceding paragraph. The Company may reject and/or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the Director or officer in question has committed an intentional or grossly negligent breach of his statutory duties as a Director or officer.

[3]Die Gesellschaft kann Haftpflichtversicherungen für ihre Verwaltungsräte und Mitglieder der Geschäftsleitung	[3]The Company may procure directors’ and officers’ liability insurance for the Directors and officers of the Company. The insurance

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abschliessen. Die Versicherungsprämien werden der Gesellschaft oder ihren Tochtergesellschaften in Rechnung gestellt und durch diese bezahlt.	premiums shall be charged to and paid by the Company or its subsidiaries.

C. Revisionsstelle	C. Auditors

Art. 27 Revisionspflicht, Wahl und Ernennung der Revisionsstelle	Art. 27 Duty of Audit, Election and Appointment of Auditors

[1]Die Generalversammlung wählt die Revisionsstelle gemäss den Bestimmungen dieses Artikels. Die Revisionsstelle ist im Handelsregister einzutragen.	[1]The General Meeting of Shareholders shall elect the auditors according to the terms of this article. The auditors are to be registered in the commercial register.

[2]Die Revisionsstelle führt eine ordentliche Revision der Jahresrechnung der Gesellschaft durch.	[2]The auditors shall perform a regular audit of the Company’s annual financial statements.

[3]Der Verwaltungsrat überwacht die Einhaltung der entsprechenden Vorschriften und schlägt der Generalversammlung eine Revisionsstelle zur Wahl vor, welche die gesetzlichen Voraussetzungen erfüllt, insbesondere betreffend der Befähigung und der Unabhängigkeit gemäss den Bestimmungen des OR (Art. 727 ff.) und des Revisionsaufsichtsgesetzes.	[3]The Board of Directors shall monitor compliance with these requirements and nominate for election by the General Meeting of Shareholders such auditors which meet the respective requirements, in particular, regarding qualification and independence pursuant to the provisions of the CO (Art. 727 et seq.) and the applicable law on supervision of auditors.

[4]Die Amtsdauer der Revisionsstelle beträgt ein Jahr. Sie endet mit der Genehmigung der Jahresrechnung. Wiederwahl und Abberufung sind jederzeit möglich.	[4]The auditors’ term of office shall be one year. It shall end with the approval of the last annual financial accounts. Reelection and revocation are possible at any time.

[5]Die Generalversammlung kann eine zusätzliche, spezielle Revisionsstelle für eine Amtsdauer von drei Jahren wählen, welche Prüfungsbestätigungen, wie beispielsweise im Rahmen von Kapitalerhöhungen, abgibt.	[5]The General Meeting of Shareholders may appoint special auditors for a term of three years, to provide attestations such as attestations required for capital increases.

Art. 28 Rechte und Pflichten	Art. 28 Duties and Rights

[1]Der Revisionsstelle obliegen die Pflichten gemäss Art. 728 ff. OR.	[1]The auditors rights and obligations are those foreseen in Art. 728 et seq. CO.

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[2]Die Revisionsstelle muss an der Generalversammlung, die über die Genehmigung der Jahresrechnung und, falls erforderlich, der Konzernrechnung sowie über die Verwendung des Bilanzgewinns Beschluss fasst, anwesend sein.	[2]The auditors must attend the General Meeting of Shareholders which approves the annual financial accounts as well as, if applicable, the consolidated financial statements and which resolves upon the distribution of the profits.

IV. Buchführung, Geschäftsjahr, Dividenden, Mitteilungen, Liquidation	IV. Accounting Principles, Business Year, Dividends, Information, Liquidation

Art. 29 Business Year and Accounting Principles	Art. 29 Business Year and Accounting Principles

[1]Der Verwaltungsrat legt das Geschäftsjahr fest.	[1]The business year is to be determined by the Board of Directors.

[2]Die Jahresrechnung, bestehend aus Erfolgsrechnung, Bilanz und Anhängen, wird in Übereinstimmung mit den Bestimmungen des OR, insbesondere Art. 662a ff. und 958 ff. OR, und den allgemein anerkannten kaufmännischen Grundsätzen und den gebräuchlichen Regeln der Branche erstellt.	[2]The annual accounts, consisting of the profit and loss statement, the balance sheet and the annex, shall be drawn up in accordance with the provisions of the Swiss Code of Obligations, in particular Art. 662a et seq. and 958 et seq. CO, and in accordance with generally accepted commercial principles and customary rules in that business area.

Art. 30 Verwendung des Gewinns	Art. 30 Distribution of Profits

[1]Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der anwendbaren gesetzlichen Vorschriften, insbesondere Art. 671 ff. OR, nach eigenem Ermessen.	[1]Subject to the legal provisions regarding the distribution of profits, in particular Art. 671 et seq. CO, the profits as shown on the balance sheet may be allocated by the General Meeting of Shareholders at its discretion.

[2]Die Dividende darf erst nach Abzug der Mittel für die gesetzliche Reserve bestimmt werden. Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen werden (oder in der Vergangenheit nicht bezogen wurden) fallen an die Gesellschaft.	[2]The dividend may only be determined after the transfers foreseen by law to the compulsory reserve funds have been deducted. All dividends unclaimed (and which have been unclaimed in the past) within a period of five years after their due date shall be forfeited to the Company.

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Art. 31 Auflösung und Liquidation	Art. 31 Dissolution and Liquidation

[1]Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	[1]The General Meeting of Shareholders may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and of the Articles of Association.

[2]Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.	[2]The liquidation shall be carried out by the Board of Directors to the extent that the General Meeting of Shareholders has not entrusted the same to other persons.

[3]Die Liquidation der Gesellschaft erfolgt nach Massgabe von Art. 742 ff. OR. Die Liquidatoren sind befugt, über die Aktiven der Gesellschaft (inkl. Grundeigentum) mittels privatrechtlichen Verträgen zu verfügen.	[3]The liquidation of the Company shall take place in accordance with Art. 742 et seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

[4]Nach Tilgung aller Schulden wird das Nettovermögen der Gesellschaft im Verhältnis der einbezahlten Beträge unter den Aktionären verteilt.	[4]After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.

Art. 32 Mitteilungen	Art. 32 Information

[1]Das Publikationsorgan der Gesellschaft ist das SHAB.	[1]The publication instrument of the Company is the SHAB.

[2]Einladungen an die Aktionäre und Mitteilungen der Gesellschaft werden im SHAB veröffentlicht.	[2]Shareholder invitations and communications of the Company shall be published in the SHAB.

[3]Schriftliche Bekanntmachungen der Gesellschaft an die Aktionäre werden auf dem ordentlichen Postweg an die letzte im Aktienbuch verzeichnete Adresse des Aktionärs oder des bevollmächtigten Empfängers gesendet. Finanzinstitute, welche Aktien für wirtschaftlich Berechtigte halten und als solche im Aktienbuch eingetragen sind, gelten als bevollmächtigte Empfänger.	[3]Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholders or authorized recipient recorded in the share register. Financial institutions holding shares for Beneficial Owners and recorded in such capacity in the share register shall be deemed to be authorized recipients.

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Art. 33 Definitionen	Art. 33 Definitions

• “Wirtschaftlich berechtigt” im Bezug zu einer Person wird definiert als die Gesellschaftsaktien, von welchen diese Person direkt oder indirekt wirtschaftlicher Eigentümer ist;	• “Beneficially Own” with respect to any Person shall mean shares of the Company of which such Person is, directly or indirectly, the Beneficial Owner;

•     “Wirtschaftlicher Eigentümer” im Bezug zu den Aktien der Gesellschaft wird definiert als jede Person, welche an den Aktien wirtschaftlich berechtigt ist, wie dies unter den Bestimmungen der Sektion 13(d) des Exchange Act sowie den dazugehörigen Reglementen definiert ist;

•     “Beneficial Owner” with respect to shares of the Company shall mean any Person who “beneficially owns” such shares within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder;

•     “Clearing Nominee” wird definiert als ein Nominee der Clearing Stelle der Aktien der Gesellschaft (wie Cede & Co., dem Nominee der Depository Trust Company, einer Clearing- und Depositenstelle in den Vereinigten Staaten von Amerika) und die Depository Trust Company;

•     “Clearing Nominee” means nominees of clearing organizations for the shares of the Company (such as Cede & Co., the Nominee of the Depository Trust Company, a United States securities depositary and clearing agency) and the Depository Trust Company;

• “OR” wird definiert als Schweizerisches Obligationenrecht (Systematische Sammlung des Schweizer Recht, Nr. 220);	• “CO” means the Swiss Code of Obligation (Systematic collection of Swiss law, Nr. 220);

• “Gesellschaft” wird definiert als Foster Wheeler AG, welche im Handelsregister des Kantons Zug eingetragen ist;	• “Company” means Foster Wheeler AG, duly registered with the commercial register of the canton of Zug;

•     “Kontrollierte Aktien/kontrolliertes Aktienkapital” einer Person wird definiert als diejenigen als stimmberechtigt im Aktienbuch eingetragenen Aktien der Gesellschaft, deren Stimmrechte von einer Person kontrolliert werden, und zwar entweder: (i) direkt; (ii) in Bezug auf US-Personen, unter Anwendung der Zurechnungskriterien der “constructive ownership rules”, gemäss den Sektionen 958(a)

•     “Controlled Shares” of any Person means all shares of the Company registered in the share register with voting rights owned by such Person, whether: (i) directly; (ii) with respect to Persons who are U.S. Persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the United States Internal Revenue Code of 1986, as amended; or, (iii) directly or indirectly as Beneficial Owner;

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und 958 (b) des “Internal Revenue Code” der Vereinigten Staaten von Amerika von 1986 (inklusive sämtlicher Anpassungen) oder (iii) direkt oder indirekt als wirtschaftlicher Eigentümer;

• “Verwaltungsrat” wird definiert als Verwaltungsrat der Gesellschaft;	• “Director” means a member of the board of directors of the Company;

•     “Exchange Act” wird definiert als das Gesetz des Kongresses der Vereinigten Staaten von Amerika, bekannt als “Securities Exchange Act” von 1934, inklusive sämtlicher Anpassungen seit dem Erlass des Gesetzes.

• “Exchange Act” means the Act of United States Congress known as the Securities Exchange Act of 1934, as the same has been or hereafter may be amended from time to time;

• “Nominee” wird definiert als eine Person, welche die Aktien direkt oder indirekt für die wirtschaftlich berechtigte Person hält;	• “Nominee” means a Person holding the shares in its own name directly or indirectly on behalf of the Beneficial Owner;

• “Teilnehmer” wird definiert als jeder Teilnehmer einer Clearing-Stelle für welche ein Clearing Nominee handelt;	• “Participant” means any participant of a clearing organization for which a Clearing Nominee is acting;

•     “Person” wird definiert als jede natürliche Person, Kapitalgesellschaft, Trust, rechts- oder nicht-rechtsfähige Personengruppe oder jeder andere privat- oder öffentlichrechtliche Rechtsträger inklusive der Regierung eines Landes, bzw. eine einer Regierung untergeordnete Regierungsorganisation oder ein politischer Gliedstaat;

•     “Person” means any individual, general or limited partnership, corporation, association, trust, estate, company (including a limited liability company) or any other entity or organization including a government, a political subdivision or agency or instrumentality thereof;

• “SEC” wird definiert als die “Securities and Exchange Commission” der Vereinigten Staaten von Amerika, die gemäss den Bestimmungen des Exchange Act geschaffen wurde;	• “SEC” means the Securities and Exchange Commission of the United States of America as established under the Exchange Act;

• “SHAB” wird definiert als das Schweizerische Handelsamtsblatt	• “SHAB” means the Swiss Official Journal of Commerce.

• “Tochtergesellschaft” wird definiert als jede andere Gesellschaft, die per Mehrheit der stimmberechtigten Aktien direkt oder indirekt von der Gesellschaft beherrscht wird;	• “Subsidiary” means any other corporation of which a majority of the voting shares are owned, directly or indirectly, by the Company;

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Statuten / Articles of Association – Foster Wheeler AG

• “Transfer Agent” wird definiert als ein Trust, eine Gesellschaft, eine Bank oder eine ähnliche Rechtskörperschaft, welche die Bucheinträge von nicht-zertifizierten Aktien verwaltet;	• “Transfer Agent” means a trust, company, bank or similar entity handling the book entries of non-certificated shares;

•     “US-Person” wird definiert als (i) eine natürliche Person, welche ihren Wohnsitz in den Vereinigten Staaten von Amerika hat oder Staatsbürger dieses Landes ist, (ii) eine juristische Person oder jede Rechtseinheit, die unter den Bestimmungen der Bundeseinkommenssteuergesetzgebung der Vereinigten Staaten von Amerika als juristische Person angesehen wird und welche unter dem Recht der Vereinigten Staaten von Amerika oder dem Recht eines Bundesstaats (der District of Columbia eingeschlossen) organisiert ist, (iii) eine Vermögenseinheit, welche der Bundeseinkommenssteuer der Vereinigten Staaten von Amerika, und zwar unabhängig von der Einkommensquelle, untersteht und (iv) ein Trust, wenn ein Gericht der Vereinigten Staaten von Amerika die vorrangige Aufsicht über die Trustverwaltung führt sowie einer oder mehrere US Personen ermächtigt sind, sämtliche substantiellen Entscheide des Trusts zu kontrollieren.

•     “U.S. Person” means (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership (or other entity treated as a corporation or partnership for United States federal income tax purposes) organized under the laws of the United States or any state thereof including the District of Columbia, (iii) an estate that is subject to United States federal income tax on its income regardless of its source, and (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Art. 34 Sacheinlage	Art. 34 Contribution in Kind

Im Zug der Kapitalerhöhung vom 9. Februar 2009 übernimmt die Gesellschaft 1’000 voll liberierte Aktien der Foster Wheeler Ltd., Hamilton, Bermuda, handelnd als Nominee für ihre Aktionäre (d.h. in eigenem Namen aber auf Rechnung ihrer Aktionäre) mit einem Nennwert von USD 0.01 je Aktie und einem Wert von CHF 4’359’298.80 je Aktie gemäss Sacheinlagevertrag vom 9. Februar 2009. Im Gegenzug gibt die Gesellschaft 126’382’580 Namenaktien mit einem Nennwert von CHF 3.— je Aktie aus und weist sie Foster Wheeler Ltd., Hamilton,	In connection with the capital increase dated 9 February 2009, the Company acquires from Foster Wheeler Ltd., Hamilton, Bermuda, acting as a nominee for its shareholders (i.e. in its own name but for the account for its shareholders), 1’000 fully paid up shares, with a nominal value of USD 0.01 each, in Foster Wheeler Ltd. which are valued at CHF 4’359’298.80 each pursuant to the contribution in kind agreement dated 9 February 2009. In return, the Company will issue 126’382’580 registered shares in the Company with a par value of CHF 3.— each

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Bermuda, zu, wobei Foster Wheeler Ltd., Hamilton, Bermuda, als Nominee für ihre Aktionäre handelt.	and allocate them to Foster Wheeler Ltd., Hamilton, Bermuda, acting as a nominee for the shareholders of Foster Wheeler Ltd., Hamilton, Bermuda.

Art. 35 Übersetzung	Art. 35 Translation

Diese Statuten existieren in deutscher und englischer Fassung. Die deutsche Fassung geht vor.	A German and an English version exist of these Articles of Association. The German version shall prevail.

Baar, den 3. Mai 2011	Baar, 3 May 2011

/s/ Raymond J. Milchovich	/s/ Michelle K. Davies

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